Exhibit 99.1

                               FFLC Bancorp, Inc.
                               Holding Company for
                           First Federal Savings Bank
                  P.O. Box 490420 Leesburg, Florida 34749-0420
                    Voice (352) 787-3311 - Fax (352) 787-7206

FOR IMMEDIATE RELEASE                                  Contact: Stephen T. Kurtz
June 16, 2003                                                   President & CEO

FFLC Bancorp, Inc. slated to join Russell 3000(R) Index

According to a preliminary list of additions issued by the Frank Russell Company, FFLC Bancorp, Inc., will join the Russell 3000(R) Index when the broad-market index is reconstituted on June 30. Index membership will go into effect July 1 and will remain in place for one year. Membership in the Russell 3000 means automatic inclusion in either the large-cap Russell 1000(R) Index or small-cap Russell 2000(R) Index.

Stephen T. Kurtz, FFLC Bancorp's President and CEO, expressed his pleasure that the Company would be included in the Russell index. "We look forward to being included in this well-known index. FFLC has continued to grow through the efforts of a great group of directors and employees, and the support of our stockholders and the communities we have the pleasure of serving. We truly appreciate the recognition of our stock that this important milestone represents."

Membership in Russell's 21 U.S. equity indexes is determined primarily by market capitalization rankings and style attributes. Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies. About $250 billion is invested in index funds based on Russell's indexes and an additional $850 billion is benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000 Index while the remaining 2,000 companies become the widely used Russell 2000 Index.

FFLC Bancorp, Inc. is the holding company for First Federal Savings Bank of Lake County, based in Leesburg, Florida. First Federal Savings Bank of Lake County conducts business in Lake, Sumter, Citrus and Marion Counties, Florida, through a network of fourteen branch offices. The stock of FFLC Bancorp, Inc. is quoted on the NASDAQ National Market System under the symbol "FFLC". First Federal's web site is located at http://www.1stfederal.com. FFLC Bancorp, Inc.'s SEC filings are available at the web site, in the "FFLC Bancorp" section of the web site. The press releases and other supplemental information are also available on the web site.